                                                      Registration No. 333-23311
                                                                       811-07465


                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                    FORM N-4

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                         Pre-Effective Amendment No. 2
                                      and
        REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940
                        Post-Effective Amendment No. 5

                 THE TRAVELERS FUND ABD FOR VARIABLE ANNUITIES
                 ---------------------------------------------
                           (Exact name of Registrant)

                        THE TRAVELERS INSURANCE COMPANY
                        -------------------------------
                              (Name of Depositor)

                 ONE TOWER SQUARE, HARTFORD, CONNECTICUT  06183
              ----------------------------------------------------
              (Address of Depositor's Principal Executive Offices)

       Depositor's Telephone Number, including area code: (860) 277-0111
                                                          --------------

                                ERNEST J. WRIGHT
                                   Secretary
                        The Travelers Insurance Company
                                One Tower Square
                          Hartford, Connecticut 06183
                          ----------------------------
                    (Name and Address of Agent for Service)

Approximate Date of Proposed Public Offering:               July 21, 1997

It is proposed that this filing will become effective (check appropriate box):
___________    immediately upon filing pursuant to paragraph (b) of Rule 485
___________    on ___________ pursuant to paragraph (b) of Rule 485
___________    60 days after filing pursuant to paragraph (a)(1) of Rule 485
___________    on ___________ pursuant to paragraph (a)(1) of Rule 485

If appropriate, check the following box:
______ this post-effective amendment designates a new effective date for a previously filed post-effective amendment.

Pursuant to Rule 24f-2 of the Investment Company Act of 1940, the Registrant hereby declares that an indefinite amount of Variable Annuity Contract units was registered under the Securities Act of 1933. A Rule 24f-2 Notice for the fiscal year ended December 31, 1996 was filed on February 28, 1997.

                 THE TRAVELERS FUND ABD FOR VARIABLE ANNUITIES

                             Cross-Reference Sheet

                                    Form N-4

ITEM
NO.                                                         CAPTION IN PROSPECTUS
---                                                         ---------------------
1.       Cover Page                                         Prospectus
2.       Definitions                                        Glossary of Special Terms
3.       Synopsis                                           Prospectus Summary
4.       Condensed Financial Information                    Not Applicable
5.       General Description of Registrant,                 The Insurance Company; The Separate
         Depositor, and Portfolio Companies                   Account and the Funding Options; Voting Rights
6.       Deductions (and Expenses)                          Fee Table; Charges and Deductions;
                                                              Distribution of Variable Annuity Contracts
7.       General Description of Variable                    The Contract; Ownership Provisions; Transfers
                                                               Annuity Contracts
8.       Annuity Period                                     The Annuity Period; Payment Options
9.       Death Benefit                                      Death Benefit
10.      Purchases and Contract Value                       The Contract
11.      Redemptions                                        Surrenders and Redemptions; Miscellaneous Contract Provisions;
                                                            The Contract
12.      Taxes                                              Federal Tax Considerations
13.      Legal Proceedings                                  Legal Proceedings and Opinions
14.      Table of Contents of Statement                     Appendix D
            of Additional Information

                                                            CAPTION IN STATEMENT OF ADDITIONAL
                                                            INFORMATION
                                                            ---------------------------------------------------
15.      Cover Page                                         Statement of Additional Information
16.      Table of Contents                                  Table of Contents
17.      General Information and History                    The Insurance Company
18.      Services                                           Principal Underwriter; Distribution and
                                                                    Management Agreement
19.      Purchase of Securities Being Offered               Valuation of Assets
20.      Underwriters                                       Principal Underwriter
21.      Calculation of Performance Data                    Performance Information
22.      Annuity Payments                                   Not Applicable
23.      Financial Statements                               Financial Statements

                                     PART A

                      Information Required in a Prospectus

Part A to Pre-Effective Amendment No. 1 to the Registration Statement on Form N-4, File No. 333-23311 filed on July 3, 1997 is incorporated herein by reference.

                                     PART B

         Information Required in a Statement of Additional Information

Part B to Pre-Effective Amendment No. 1 to the Registration Statement on Form N-4, File No. 333-23311, filed July 3, 1997 is incorporated herein by reference.

                                     PART C


                               OTHER INFORMATION


Item 24. Financial Statements and Exhibits (Incorporated herein by reference to Pre-Effective Amendment No. 1 to the Registration Statement on Form N-4, filed July 3, 1997)

(b)  Exhibits

     1. Resolution of The Travelers Insurance Company Board of Directors authorizing the establishment of the Registrant. (Incorporated herein by reference to Exhibit 1 to the Registration Statement on Form N-4, filed December 22, 1995.)

     2.   Exempt.

  3(a). Distribution and Management Agreement among the Registrant, The Travelers Insurance Company and Tower Square Securities, Inc. (Incorporated herein by reference to Exhibit 3(a) to the Registration Statement on Form N-4, filed December 22, 1995.)

  3(b). Form of Selling Agreement. (Incorporated herein by reference to Exhibit 3(b) to the Post-Effective Amendment No. 3 to the Registration Statement on Form N-4, File No. 33-65343 filed April 28, 1997.)

     4. Form of Variable Annuity Contract(s). (Incorporated herein by reference to Exhibit 4 to the Registration Statement on Form N-4, filed June 17, 1996.)

     5.   None.

  6(a). Charter of The Travelers Insurance Company, as amended on October 19, 1994. (Incorporated herein by reference to Exhibit 3(a)(i) to Registration Statement on Form S-2, File No. 33-58677, filed via Edgar on April 18, 1995.)

  6(b). By-Laws of The Travelers Insurance Company, as amended on October 20, 1994. (Incorporated herein by reference to Exhibit 3(b)(i) to the Registration Statement on Form S-2, File No. 33-58677, filed via Edgar on April 18, 1995.)

     7.   None.

     8.   None.

     9. Opinion of Counsel as to the legality of securities being registered. Incorporated herein by reference to Exhibit 9 to the Post-Effective Amendment No. 3 to the Registration Statement on Form N-4, File No. 333-65343 filed April 28, 1997.)

    10. Consent of KPMG Peat Marwick LLP, Independent Certified Public Accountants. (Incorporated herein by reference to Exhibit 10 to Pre-Effective Amendment No. 1 to the Registration Statement on Form N-4, File No. 333-23311 filed on July 3, 1997.)

    13. Schedule for computation of each performance quotation - Standardized (Incorporated herein by reference to Exhibit 13 to Pre-Effective Amendment No. 1 to the Registration Statement on Form N-4, File No. 333-23311 filed on July 3, 1997.)

          Schedule for computation of each performance quotation - Non-Standardized. (Incorporated herein by reference to Exhibit 13 to Post-Effective Amendment No. 3 to the Registration Statement on Form N-4, File No. 33-65343, filed April 28, 1997.)

 15(a). Powers of Attorney authorizing Jay S. Fishman or Ernest J. Wright as signatory for Robert I. Lipp, Michael A. Carpenter, Charles O. Prince III, Marc P. Weill, Irwin R. Ettinger, Donald T. DeCarlo and Christine B. Mead. (Incorporated herein by reference to Exhibit 15 to the Registration Statement on Form N-4, filed December 22, 1995.)

 15(b). Powers of Attorney authorizing Ernest J. Wright or Kathleen A. McGah as signatory for Michael A. Carpenter, Ian R. Stuart and Katherine M. Sullivan. (Incorporated herein by reference to Exhibit 15(b) to the Registration Statement on Form N-4, filed June 17, 1996.)

 15(c). Powers of Attorney authorizing Ernest J. Wright or Kathleen A. McGah as signatory for Jay S. Benet and George C. Kokulis. (Incorporated herein by reference to Exhibit 15(c) to Post-Effective Amendment No. 1 to the Registration Statement on Form N-4, filed August 15, 1996.)

 15(d). Powers of Attorney authorizing Ernest J. Wright or Kathleen A. McGah as signatory for Ian R. Stuart. (Incorporated herein by reference to Exhibit 15(d) to Post-Effective Amendment No. 2 to the Registration Statement on Form N-4 filed February 28, 1997.)

    27.   Financial Data Schedules.  Incorporated herein by reference to
          Exhibit 27 to the Post-Effective Amendment No. 3 to the Registration Statement on Form N-4, File No. 33-65343 filed April 28, 1997.)

Item 25.  Directors and Officers of the Depositor

Name and Principal                                Positions and Offices
Business Address                                  with Depositor
------------------                                --------------------------
Michael A. Carpenter*                             Director, Chairman of the Board
                                                  President and Chief Executive Officer
Jay S. Benet*                                     Director and Senior Vice President
George C. Kokulis*                                Director and Senior Vice President
Robert I. Lipp*                                   Director
Ian R. Stuart*                                    Director, Senior Vice President,
                                                  Chief Financial Officer, Chief
                                                  Accounting Officer and Controller
Katherine M. Sullivan*                            Director and Senior Vice
                                                  President and General Counsel
Marc P. Weill**                                   Director and Senior Vice
President Stuart Baritz**                         Senior Vice President
Jay S. Fishman*                                   Senior Vice President
Elizabeth C. Georgakopoulos*                      Senior Vice President
Barry Jacobson*                                   Senior Vice President
Russell H. Johnson*                               Senior Vice President
Warren H. May*                                    Senior Vice President
Christine M. Modie*                               Senior Vice President
David A. Tyson*                                   Senior Vice President
F. Denney Voss*                                   Senior Vice President
Paula Burton*                                     Vice President
William Hogan*                                    Vice President and Actuary
Donald R. Munson, Jr.*                            Second Vice President
Ernest J. Wright*                                 Vice President and Secretary
Kathleen A. McGah*                                Assistant Secretary and Counsel

Principal Business Address:
*  The Travelers Insurance Company                 **Travelers Group Inc.
   One Tower Square                                  388 Greenwich Street
   Hartford, CT  06183                               New York, N.Y. 10013

Item 26. Persons Controlled by or Under Common Control with the Depositor or Registrant


                  OWNERSHIP OF THE TRAVELERS INSURANCE COMPANY

Company                                      State of Organization         Ownership              Principal Business
-------                                      ---------------------         ---------              ------------------
Travelers Group Inc.                               Delaware                  Publicly Held         ----------------
  Associated Madison Companies Inc.                Delaware                  100.00                ----------------
    PFS Services Inc.                              Georgia                   100.00                ----------------
      The Travelers Insurance Group, Inc.          Connecticut               100.00                ----------------
         The Travelers Insurance Company           Connecticut               100.00                Insurance



               PERSONS CONTROLLED BY OR UNDER COMMON CONTROL WITH
                         THE TRAVELERS INSURANCE COMPANY

                                                                             % of Voting
                                                                              Securities
                                                                            Owned Directly
                                                          State of          or Indirectly by
                                                          Organization      The Travelers Inc.     Principal Business
                                                          ------------      ------------------     ------------------
AC Health Ventures, Inc.                                  Delaware               100.00            Inactive
     AMCO Biotech, Inc.                                   Delaware               100.00            Inactive
     Associated Madison Companies, Inc.                   Delaware               100.00            Holding company
       American National Life Insurance (T & C), Ltd.     Nevis                  100.00            Insurance
       ERISA Corporation                                  New York               100.00            Inactive
       Mid-America Insurance Services, Inc.               Georgia                100.00            Third party administrator
       National Marketing Corporation                     Pennsylvania           100.00            Inactive
       PFS Services, Inc.                                 Georgia                100.00            General partner and holding
                                                                                                   company
         The Travelers Insurance Group Inc.               Connecticut            100.00            Holding company
                 Constitution Plaza, Inc.                 Connecticut            100.00            Real estate brokerage

                                                                                    % of Voting
                                                                                     Securities
                                                                                    Owned Directly
                                                                      State of      or Indirectly by
                                                                    Organization   The Travelers Inc.   Principal Business
                                                                    ------------   ------------------   ------------------
KP Properties Corporation                                          Massachusetts      100.00            Real estate
KPI 85, Inc.                                                       Massachusetts      100.00            Real estate
KRA Advisers Corporation                                           Massachusetts      100.00            Real estate
KRP Corporation                                                    Massachusetts      100.00            Real estate
La Metropole S.A.                                                  Belgium             98.83            P-C insurance/reinsurance
The Prospect Company                                               Delaware           100.00            Investments
     89th & York Avenue Corporation                                New York           100.00            Real estate
     979 Third Avenue Corporation                                  Delaware           100.00            Real estate
     Meadow Lane, Inc.                                             Georgia            100.00            Real estate development
     Panther Valley, Inc.                                          New Jersey         100.00            Real estate management
     Prospect Management Services Company                          Delaware           100.00            Real estate management
     The Travelers Asset Funding Corporation                       Connecticut        100.00            Investment adviser
          Travelers Capital Funding Corporation                    Connecticut        100.00            Furniture/equipment
The Travelers Insurance Company                                    Connecticut        100.00            Insurance
     Applied Expert Systems Inc.                                   Massachusetts       23.40            EDP Software
     The Plaza Corporation                                         Connecticut        100.00            Holding company
       The Copeland Companies (Holding Company)                    New Jersey         100.00            Holding company
            American Odyssey Funds Management, Inc.                New Jersey         100.00            Investment advisor
                 American Odyssey Funds, Inc.                      Maryland           100.00            Investment management
            Copeland Associates, Inc.                              Delaware           100.00            Fixed/variable annuities
                 Copeland Associates Agency of Ohio, Inc.          Ohio                99.00            Fixed/variable annuities
                 Copeland Associates of Alabama, Inc.              Alabama            100.00            Fixed/variable annuities
                 Copeland Associates of Montana, Inc.              Montana            100.00            Fixed/variable annuities
                 Copeland Associates of Nevada, Inc.               Nevada             100.00            Insurance
                 Copeland Benefits Management Company              New Jersey          51.00            Investment marketing
                 Copeland Equities, Inc.                           New Jersey         100.00            Fixed/variable annuities
                 Donald F. Smith & Associates                      New Jersey         100.00            Insurance agency
                 Donald F. Smith Insurance Benefit Services, Inc.  Massachusetts      100.00            Insurance agent
                 H.C. Copeland Associates, Inc. of Massachusetts   Massachusetts      100.00            Fixed annuities
                 Smith Annuity Services, Inc.                      New Jersey         100.00            Broker dealer

                                                                                    % of Voting
                                                                                     Securities
                                                                                    Owned Directly
                                                                      State of      or Indirectly by
                                                                    Organization   The Travelers Inc.   Principal Business
                                                                    ------------   ------------------   ------------------
            Copeland Financial Services, Inc.                      New Jersey         100.00            Investment advisory
                                                                                                        services.
            Copeland Mortgage Services, Inc.                       New Jersey         100.00            Mortgage services
            H.C. Copeland and Associates, Inc. of Texas            Texas              100.00            Fixed/variable annuities
          Three Parkway Inc. - I                                   Pennsylvania       100.00            Investment real estate
          Three Parkway Inc. - II                                  Pennsylvania       100.00            Investment real estate
          Three Parkway Inc. - III                                 Pennsylvania       100.00            Investment real estate
          Tower Square Securities, Inc.                            Connecticut        100.00            Broker dealer
          Travelers Asset Management International Corporation     New York           100.00            Investment adviser
          Travelers Distribution Company                           Delaware           100.00            Broker dealer
          Travelers Investment Adviser, Inc.                       Delaware           100.00            Investment advisor
          Travelers/Net Plus Insurance Agency, Inc.                Massachusetts      100.00            Insurance agency
          Travelers/Net Plus, Inc.                                 Connecticut        100.00            Insurance agency
               Travelers/Net Plus Agency of Ohio, Inc.             Ohio               100.00            Insurance agency
     The Travelers Life and Annuity Company                        Connecticut        100.00            Life insurance
     Travelers Group Investment Management, LLC                    Delaware            50.00            Investment advisor
     Travelers Insurance Holdings Inc.                             Georgia            100.00            Holding company
          AC RE, Ltd.                                              Bermuda            100.00            Reinsurance
          American Financial Life Insurance Company                Texas              100.00            Insurance
          Primerica Life Insurance Company                         Massachusetts      100.00            Life insurance
               National Benefit Life Insurance Company             New York           100.00            Insurance
               Primerica Financial Services (Canada) Ltd.          Canada             100.00            Holding company
                    PFSL Investments Canada Ltd.                   Canada             100.00            Mutual fund dealer
                    Primerica Financial Services Ltd.              Canada              82.82            General agent
                    Primerica Life Insurance Company of Canada     Canada             100.00            Life insurance
The Travelers Insurance Corporation Proprietary Limited            Australia          100.00            Inactive
Travelers Canada Corporation                                       Canada             100.00            Inactive
Travelers Mortgage Securities Corporation                          Delaware           100.00            Collateralized obligations
Travelers Property Casualty Corp.                                  Delaware            82.00            Holding company
     The Standard Fire Insurance Company                           Connecticut        100.00            Insurance company
          AE Properties, Inc.                                      California         100.00            Insurance

                                                                                    % of Voting
                                                                                     Securities
                                                                                    Owned Directly
                                                                      State of      or Indirectly by
                                                                    Organization   The Travelers Inc.   Principal Business
                                                                    ------------   ------------------   ------------------
          Community Rehabilitation Investment Corporation          Connecticut        100.00            Investment services
          The Automobile Insurance Company of Hartford,            Connecticut        100.00            Insurance company
           Connecticut
          TravCal Secure Insurance Company                         California         100.00            Auto insurance
               TravCal Indemnity Company                           California         100.00            Auto insurance
          Travelers Personal Security Insurance Company            Connecticut        100.00            Insurance company
          Travelers Property Casualty Insurance Company            Connecticut        100.00            Insurance company
          Travelers Property Casualty Insurance Company of         Illinois           100.00            Insurance company
           Illinois
     The Travelers Indemnity Company                               Connecticut        100.00            P-C insurance
          Commercial Insurance Resources, Inc.                     Delaware           100.00            Holding company
               Gulf Insurance Company                              Missouri           100.00            P-C insurance
                    Atlantic Insurance Company                     Texas              100.00            P-C insurance
                    Gulf Group Lloyds                              Texas               0.00             P-C insurance
                    Gulf Risk Services, Inc.                       Delaware           100.00            Claims/risk management
                    Gulf Underwriters Insurance Company            Missouri           100.00            P-C ins/surplus lines
                    Select Insurance Company                       Texas              100.00            P-C insurance
          Countersignature Agency, Inc.                            Florida            100.00            Countersign ins policies
          First Floridian Auto and Home Insurance Company          Florida            100.00            Insurance company
          First Trenton Indemnity Company                          New Jersey         100.00            P-C insurance
               Red Oak Insurance Company                           New Jersey         100.00            Insurance company
          Laramia Insurance Agency, Inc.                           North Carolina     100.00            Flood insurance
          Secure Affinity Agency, Inc.                             Delaware           100.00            P-C insurance agency
          The Charter Oak Fire Insurance Company                   Connecticut        100.00            P-C insurance
          The Parker Realty and Insurance Agency, Inc.             Vermont             58.00            Real estate
          The Phoenix Insurance Company                            Connecticut        100.00            P-C insurance
               Constitution State Service Company                  Montana            100.00            Service company
               The Travelers Indemnity Company of America          Georgia            100.00            P-C insurance
               The Travelers Indemnity Company of Connecticut      Connecticut        100.00            Insurance
               The Travelers Indemnity Company of Illinois         Illinois           100.00            P-C insurance
          The Premier Insurance Company of Massachusetts           Massachusetts      100.00            Insurance
          The Travelers Home and Marine Insurance Company          Indiana            100.00            P-C insurance

                                                                                    % of Voting
                                                                                     Securities
                                                                                    Owned Directly
                                                                      State of      or Indirectly by
                                                                    Organization   The Travelers Inc.   Principal Business
                                                                    ------------   ------------------   ------------------
          The Travelers Indemnity Company of Missouri              Missouri           100.00            P-C insurance
          The Travelers Lloyds Insurance Company                   Texas              100.00            Non-life insurance
          The Travelers Marine Corporation                         California         100.00            General insurance brokerage
          TI Home Mortgage Brokerage, Inc.                         Delaware           100.00            Mortgage brokerage services
          TravCo Insurance Company                                 Indiana            100.00            P-C insurance
          Travelers Bond Investments, Inc.                         Connecticut        100.00            Bond investments
          Travelers General Agency of Hawaii, Inc.                 Hawaii             100.00            Insurance agency
          Travelers Medical Management Services Inc.               Delaware           100.00            Managed care
          Travelers Specialty Property Casualty Company, Inc.      Connecticut        100.00            Insurance management
     Travelers Casualty and Surety Company                         Connecticut        100.00            Insurance company
          AE Development Group, Inc.                               Connecticut        100.00            Insurance
          Aetna Casualty & Surety Company of Canada                Canada             100.00            Insurance company
          Aetna Information Services Inc.                          Connecticut         50.00            Insurance
          Aetna National Accounts U.K. Limited                     United Kingdom     100.00            Insurance company
          Charter Oak Services Corporation                         New York           100.00            Insurance
          Farmington Casualty Company                              Connecticut        100.00            Insurance company
          Farmington Management, Inc.                              Connecticut        100.00            Management services
          Travelers Casualty and Surety Company of America         Connecticut        100.00            Insurance company
          Travelers Casualty and Surety Company of Illinois        Illinois           100.00            Insurance company
          Travelers Casualty Company of Connecticut                Connecticut        100.00            Insurance company
          Travelers Commercial Insurance Company                   Connecticut        100.00            Insurance company
          Travelers Excess and Surplus Lines Company               Connecticut        100.00            Insurance Company
          Travelers Lloyds of Texas Insurance Company              Texas              100.00            Insurance company
          Urban Diversified Properties, Inc.                       Connecticut        100.00            Insurance
     Primerica Client Services, Inc.                               Delaware           100.00            Discount purchase club
     Primerica Convention Services, Inc.                           Georgia            100.00            Convention planner
     Primerica Finance Corporation                                 Delaware           100.00            Holding company
          PFS Distributors, Inc.                                   Georgia            100.00            General partner
          PFS Investments Inc.                                     Georgia            100.00            Broker dealer
          PFS T.A., Inc.                                           Delaware           100.00            Joint venture partner

                                                                                    % of Voting
                                                                                     Securities
                                                                                    Owned Directly
                                                                      State of      or Indirectly by
                                                                    Organization   The Travelers Inc.   Principal Business
                                                                    ------------   ------------------   ------------------
 Primerica Financial Services Home Mortgages, Inc.                 Georgia             100.00           Mortgage loan broker
 Primerica Financial Services, Inc.                                Nevada              100.00           General agency
      Primerica Financial Services Agency of New York,
        Inc.                                                       New York            100.00           General agency licensing
      Primerica Financial Services Insurance Marketing of
        Connecticut, Inc.                                          Connecticut         100.00           General agency licensing
      Primerica Financial Services Insurance Marketing of
        Idaho, Inc.                                                Idaho               100.00           General agency licensing
      Primerica Financial Services Insurance Marketing of
        Nevada, Inc.                                               Nevada              100.00           General agency licensing
      Primerica Financial Services Insurance Marketing of
        Pennsylvania, Inc.                                         Pennsylvania        100.00           General agency licensing
      Primerica Financial Services Insurance Marketing of
        the Virgin Islands, Inc.                                   United States
                                                                   Virgin Islands      100.00           General agency licensing
      Primerica Financial Services Insurance Marketing of
        Wyoming, Inc.                                              Wyoming             100.00           General agency licensing
      Primerica Financial Services Insurance Marketing, Inc.       Delaware            100.00           General agency licensing
      Primerica Financial Services of Alabama, Inc.                Alabama             100.00           General agency licensing
      Primerica Financial Services of Arizona, Inc.                Arizona             100.00           General agency licensing
      Primerica Financial Services of Kentucky Inc.                Kentucky            100.00           General agency licensing
      Primerica Financial Services of New Mexico, Inc.             New Mexico          100.00           General agency licensing
      Primerica Insurance Agency of Massachusetts, Inc.            Massachusetts       100.00           General agency licensing
      Primerica Insurance Marketing Services of Puerto Rico, Inc.  Puerto Rico         100.00           Insurance agency
      Primerica Insurance Services of Louisiana, Inc.              Louisiana           100.00           General agency licensing
      Primerica Insurance Services of Maryland, Inc.               Maryland            100.00           General agency licensing
 Primerica Services, Inc.                                          Georgia             100.00           Print operations
 RCM Acquisition Inc.                                              Delaware            100.00           Investments
 SCN Acquisitions Company                                          Delaware            100.00           Investments
 SL&H Reinsurance, Ltd.                                            Nevis               100.00           Reinsurance
      Southwest Service Agreements, Inc.                           North Carolina      100.00           Warranty/service agreements
 Southwest Warranty Corporation                                    Florida             100.00           Extended automobile warranty
Berg Associates                                                    New Jersey          100.00           Inactive
CCC Holdings, Inc.                                                 Delaware            100.00           Holding company
     Commercial Credit Company                                     Delaware            100.00           Holding company.
          American Health and Life Insurance Company               Maryland            100.00           LH&A Insurance
          Brookstone Insurance Company                             Vermont             100.00           Insurance managers
          CC Finance Company, Inc.                                 New York            100.00           Consumer lending

                                                                                    % of Voting
                                                                                     Securities
                                                                                    Owned Directly
                                                                      State of      or Indirectly by
                                                                    Organization   The Travelers Inc.   Principal Business
                                                                    ------------   ------------------   ------------------
          CC Financial Services, Inc.                                  Hawaii          100.00            Consumer lending
          CCC Fairways, Inc.                                           Delaware        100.00            Investment company
          Chesapeake Appraisal and Settlement Services Inc.            Maryland        100.00            Appraisal/title
               Chesapeake Appraisal and Settlement Services Agency
                of Ohio Inc.                                           Ohio            100.00            Appraisal/Title
          City Loan Financial Services, Inc.                           Ohio            100.00            Direct loan
          City Loan Financial, Inc.                                    Ohio            100.00            Consumer finance
          Commercial Credit Banking Corporation                        Oregon          100.00            Consumer finance
          Commercial Credit Consumer Services, Inc.                    Minnesota       100.00            Consumer finance
          Commercial Credit Corporation (Hawaii)                       Hawaii          100.00            Financial services
          Commercial Credit Corporation (AL)                           Alabama         100.00            Consumer finance
          Commercial Credit Corporation (CA)                           California      100.00            Consumer finance

          Commercial Credit Corporation (IA)                           Iowa            100.00            Consumer finance
               Commercial Credit of Alabama, Inc.                      Delaware        100.00            Consumer lending
               Commercial Credit of Mississippi, Inc.                  Delaware        100.00            Consumer finance
          Commercial Credit Corporation (KY)                           Kentucky        100.00            Consumer finance
               Certified Insurance Agency, Inc.                        Kentucky        100.00            Insurance agency
               Commercial Credit Investment, Inc.                      Kentucky        100.00            Investment company
               National Life Insurance Agency of Kentucky, Inc.        Kentucky        100.00            Insurance agency
               Union Casualty Insurance Agency, Inc.                   Kentucky        100.00            Insurance agency
          Commercial Credit Corporation (MD)                           Maryland        100.00            Consumer finance
               Action Data Services, Inc.                              Missouri        100.00            Data processing
               Commercial Credit Plan, Incorporated (OK)               Oklahoma        100.00            Consumer finance
          Commercial Credit Corporation (NY)                           New York        100.00            Consumer finance
          Commercial Credit Corporation (SC)                           South Carolina  100.00            Consumer finance
          Commercial Credit Corporation (WV)                           West Virginia   100.00            Consumer finance
          Commercial Credit Corporation NC                             North Carolina  100.00            Consumer finance
          Commercial Credit Europe, Inc.                               Delaware        100.00            Inactive
          Commercial Credit Far East Inc.                              Delaware        100.00            Inactive
          Commercial Credit Insurance Services, Inc.                   Maryland        100.00            Insurance broker
               Commercial Credit Insurance Agency (P&C) of
                Mississippi, Inc.                                      Mississippi     100.00            Insurance agency

                                                                                      % of Voting
                                                                                       Securities
                                                                                      Owned Directly
                                                                       State of      or Indirectly by
                                                                      Organization   The Travelers Inc.   Principal Business
                                                                      ------------   ------------------   ------------------
               Commercial Credit Insurance Agency of Alabama, Inc.     Alabama         100.00             Insurance agency
               Commercial Credit Insurance Agency of Hawaii, Inc.      Hawaii          100.00             Insurance agency
               Commercial Credit Insurance Agency of Kentucky, Inc.    Kentucky        100.00             Insurance agency
               Commercial Credit Insurance Agency of Massachusetts,
                Inc.                                                   Massachusetts   100.00             Insurance agency
               Commercial Credit Insurance Agency of Nevada, Inc.      Nevada          100.00             Credit LH&A, P-C insurance
               Commercial Credit Insurance Agency of New Mexico, Inc.  New Mexico      100.00             Insurance agency/Broker
               Commercial Credit Insurance Agency of Ohio, Inc.        Ohio            100.00             Insurance agency/broker
          Commercial Credit International, Inc.                        Delaware        100.00             Holding company
               Commercial Credit International Banking Corporation     Oregon          100.00             International lending
                    Commercial Credit Corporation CCC Limited          Canada          100.00             Second mortgage loans
                    Commercial Credit Services do Brazil Ltda.         Brazil           99.00             Inactive
               Commercial Credit Services Belgium S.A.                 Belgium         100.00             Inactive
          Commercial Credit Limited                                    Delaware        100.00             Inactive
          Commercial Credit Loan, Inc. (NY)                            New York        100.00             Consumer finance
          Commercial Credit Loans, Inc. (DE)                           Delaware        100.00             Consumer finance
          Commercial Credit Loans, Inc. (OH)                           Ohio            100.00             Consumer finance
          Commercial Credit Loans, Inc. (VA)                           Virginia        100.00             Consumer finance
          Commercial Credit Management Corporation                     Maryland        100.00             Intercompany services
          Commercial Credit Plan Incorporated (TN)                     Tennessee       100.00             Consumer finance
          Commercial Credit Plan Incorporated (UT)                     Utah            100.00             Consumer finance
          Commercial Credit Plan Incorporated of Georgetown            Delaware        100.00             Consumer finance
          Commercial Credit Plan Industrial Loan Company               Virginia        100.00             Consumer finance
          Commercial Credit Plan, Incorporated (CO)                    Colorado        100.00             Consumer finance
          Commercial Credit Plan, Incorporated (DE)                    Delaware        100.00             Consumer finance
          Commercial Credit Plan, Incorporated (GA)                    Georgia         100.00             Consumer finance
          Commercial Credit Plan, Incorporated (MO)                    Missouri        100.00             Consumer finance
          Commercial Credit Securities, Inc.                           Delaware        100.00             Broker dealer
          DeAlessandro & Associates, Inc.                              Delaware        100.00             Inactive
          Park Tower Holdings, Inc.                                    Delaware        100.00             Holding company
               CC Retail Services, Inc.                                Delaware        100.00             Leasing, financing

                                                                                      % of Voting
                                                                                       Securities
                                                                                      Owned Directly
                                                                       State of      or Indirectly by
                                                                      Organization   The Travelers Inc.   Principal Business
                                                                      ------------   ------------------   ------------------
                    Troy Textiles, Inc.                                Delaware        100.00             Inactive
               Commercial Credit Development Corporation               Delaware        100.00             Direct loan
                    Myers Park Properties, Inc.                        Delaware        100.00             Inactive
               Travelers Home Mortgage Services of Alabama, Inc.       Delaware        100.00             Inactive
          Penn Re, Inc.                                                North Carolina  100.00             Management company
          Plympton Concrete Products, Inc.                             Delaware        100.00             Inactive
          Resource Deployment, Inc.                                    Texas           100.00             Management company
          Security Pacific Finance System Incorporated                 Delaware        100.00             Holding company
               BA Financial Management Services, Inc.                  Delaware        100.00             Mgt, payroll, leaseholding
               Dealers Credit, Inc.                                    Delaware        100.00             Insurance agent
               Security Pacific Consumer Discount Company              Pennsylvania    100.00             Consumer loans
               Security Pacific Finance Credit Corp.                   Delaware        100.00             Consumer credit
               Security Pacific Financial Services Inc.                Delaware        100.00             Consumer credit
                    Security Pacific Financial Services of
                     Minnesota Inc.                                    Minnesota       100.00             Consumer credit
                    Security Pacific Financial Services of
                     Nevada Inc.                                       Nevada          100.00             Credit insurance
                    Security Pacific Financial Services of West
                     Virginia Inc.                                     West Virginia   100.00             Industrial loans
                    SPF Advertising Agency, Inc.                       Kansas          100.00             Advertising discounts
                    The Midwestern Agency Corporation, Inc.            Iowa            100.00             Insurance commissions
               Security Pacific Financial Services of Des Moines Inc.  Iowa            100.00             Consumer loans
               Security Pacific Mortgage Corporation                   Virginia        100.00             Second mortgages
          The Travelers Bank                                           Delaware        100.00             Banking services
          The Travelers Bank USA                                       Delaware        100.00             Credit card bank
          Travelers Home Equity, Inc.                                  North Carolina  100.00             Financial services
               CC Consumer Services of Alabama, Inc.                   Alabama         100.00             Financial services
               CC Home Lenders Financial, Inc.                         Georgia         100.00             Financial services
               CC Home Lenders, Inc.                                   Ohio            100.00             Financial services
               Commercial Credit Corporation (TX)                      Texas           100.00             Consumer finance
               Commercial Credit Financial of Kentucky, Inc.           Kentucky        100.00             Consumer finance
               Commercial Credit Financial of West Virginia, Inc.      West Virginia   100.00             Consumer finance
               Commercial Credit Plan Consumer Discount Company        Pennsylvania    100.00             Financial services

                                                                                         % of Voting
                                                                                          Securities
                                                                                        Owned Directly
                                                                       State of        or Indirectly by
                                                                      Organization     The Travelers Inc.   Principal Business
                                                                      ------------     ------------------   ------------------
               Commercial Credit Services of Kentucky, Inc.            Kentucky            100.00            Financial services.
               Travelers Home Mortgage Services, Inc.                  North Carolina      100.00            Financial services
          Travelers Home Mortgage Services of Pennsylvania, Inc.       Pennsylvania        100.00            Financial services
          Triton Insurance Company                                     Missouri            100.00            P-C insurance
          Verochris Corporation                                        Delaware            100.00            Joint venture company
               AMC Aircraft Corp.                                      Delaware            100.00            Aviation
          World Service Life Insurance Company                         Colorado            100.00            Life insurance
Greenwich Street Capital Partners, Inc.                                Delaware            100.00            Investments
Greenwich Street Investments, Inc.                                     Delaware            100.00            Investments
     Greenwich Street Capital Partners Offshore Holdings, Inc.         Delaware            100.00            Investments
Mirasure Insurance Company, Ltd.                                       Bermuda             100.00            Inactive
Pacific Basin Investments Ltd.                                         Delaware            100.00            Inactive
Primerica Corporation (WY)                                             Wyoming             100.00            Inactive
Primerica, Inc.                                                        Delaware            100.00            Name saver
Smith Barney Corporate Trust Company                                   Delaware            100.00            Trust company
Smith Barney Holdings Inc.                                             Delaware            100.00            Holding company
     Nextco Inc.                                                       Delaware            100.00            Purchasing
     R-H Capital, Inc.                                                 Delaware            100.00            Investments
     R-H Sports Enterprises Inc                                        Georgia             100.00            Sports representation
     SB Cayman Holdings I Inc.                                         Delaware            100.00            Holding company
          Smith Barney Private Trust Company (Cayman) Limited          Cayman Islands       50.00            Trust company
               Greenwich (Cayman) I Limited                            Cayman Islands       50.00            Corporate services
               Greenwich (Cayman) II Limited                           Cayman Islands       50.00            Corporate services
               Greenwich (Cayman) III Limited                          Cayman Islands       50.00            Corporate services
     SB Cayman Holdings II Inc.                                        Delaware            100.00            Holding company
          Smith Barney Private Trust Company (Cayman) Limited          Cayman Islands       50.00            Trust company
               Greenwich (Cayman) I Limited                            Cayman Islands       50.00            Corporate services
               Greenwich (Cayman) II Limited                           Cayman Islands       50.00            Corporate services
               Greenwich (Cayman) III Limited                          Cayman Islands       50.00            Corporate services
     SB Cayman Holdings III Inc.                                       Delaware            100.00            Holding company

                                                                                         % of Voting
                                                                                          Securities
                                                                                        Owned Directly
                                                                       State of        or Indirectly by
                                                                      Organization     The Travelers Inc.   Principal Business
                                                                      ------------     ------------------   ------------------
          Smith Barney Credit Services (Cayman) Ltd.                   Cayman Islands       50.00             Corporate services
     SB Cayman Holdings IV Inc.                                        Delaware            100.00             Holding company
          Smith Barney Credit Services (Cayman) Ltd.                   Cayman Islands       50.00             Corporate services
     Smith Barney (Delaware) Inc.                                      Delaware            100.00             Holding company
          1345 Media Corp.                                             Delaware            100.00             Holding company
          Corporate Realty Advisors, Inc.                              Delaware            100.00             Realty trust adviser
          IPO Holdings Inc.                                            Delaware            100.00             Holding company
               Institutional Property Owners, Inc. V                   Delaware            100.00             Investments
               Institutional Property Owners, Inc. VI                  Delaware            100.00             General partner
          MLA 50 Corporation                                           Delaware            100.00             Limited partner
          MLA GP Corporation                                           Delaware            100.00             General partner
          Smith Barney Acquisition Corporation                         Delaware            100.00             Offshore fund adviser
          Smith Barney Acquisition Fund, Inc.                          Cayman Islands      100.00             Commodities fund
          Smith Barney Global Capital Management, Inc.                 Delaware            100.00             Investment management
          Smith Barney Realty, Inc.                                    Delaware            100.00             Investments
          Smith Barney Risk Investors, Inc.                            Delaware            100.00             Investments
          Smith Barney Venture Corp.                                   Delaware            100.00             Investments
     Smith Barney (Ireland) Limited                                    Ireland             100.00             Fund management
     Smith Barney Asia Inc.                                            Delaware            100.00             Investment banking
     Smith Barney Asset Management Group (Asia) Pte. Ltd.              Singapore           100.00             Asset management
     Smith Barney Canada Inc.                                          Canada              100.00             Investment dealer
     Smith Barney Capital Services Inc.                                Delaware            100.00             Derivative product
                                                                                                              transactions
     Smith Barney Cayman Islands, Ltd.                                 Cayman Islands      100.00             Securities trading
     Smith Barney Commercial Corp.                                     Delaware            100.00             Commercial credit
     Smith Barney Commercial Corporation Asia Limited                  Hong Kong            99.00             Commodities trading
     Smith Barney Europe Holdings, Ltd.                                United Kingdom      100.00             Holding company
          Smith Barney Europe, Ltd.                                    United Kingdom      100.00             Corporate finance
     Smith Barney Futures Management Inc.                              Delaware            100.00             Commodities pool
                                                                                                              operator
          Smith Barney Offshore Fund Ltd.                              Delaware            100.00             Commodity pool
          Smith Barney Overview Fund PLC                               Dublin              100.00             Commodity fund

                                                                                         % of Voting
                                                                                          Securities
                                                                                        Owned Directly
                                                                       State of        or Indirectly by
                                                                      Organization     The Travelers Inc.   Principal Business
                                                                      ------------     ------------------   ------------------
     Smith Barney Inc.                                                 Delaware            100.00           Broker dealer
          KEB Smith Barney Securities Co., Ltd.                        Korea                49.00           Broker dealer
          SBHU Life Agency, Inc.                                       Delaware            100.00           Insurance brokerage
               Robinson-Humphrey Insurance Services Inc.               Georgia             100.00           Insurance brokerage
                Robinson-Humphrey Insurance Services of Alabama,
                 Inc.                                                  Alabama             100.00           Insurance brokerage
               SBHU Life Agency of Arizona, Inc.                       Arizona             100.00           Insurance brokerage
               SBHU Life Agency of Indiana, Inc.                       Indiana             100.00           Insurance brokerage
               SBHU Life Agency of Utah, Inc.                          Utah                100.00           Insurance brokerage
               SBHU Life Insurance Agency of Massachusetts, Inc.       Massachusetts       100.00           Insurance brokerage
               SBS Insurance Agency of Hawaii, Inc.                    Hawaii              100.00           Insurance brokerage
               SBS Insurance Agency of Idaho, Inc.                     Idaho               100.00           Insurance brokerage
               SBS Insurance Agency of Maine, Inc.                     Maine               100.00           Insurance brokerage
               SBS Insurance Agency of Montana, Inc.                   Montana             100.00           Insurance brokerage
               SBS Insurance Agency of Nevada, Inc.                    Nevada              100.00           Insurance brokerage
               SBS Insurance Agency of Ohio, Inc.                      Ohio                100.00           Insurance brokerage
               SBS Insurance Agency of South Dakota, Inc.              South Dakota        100.00           Insurance brokerage
               SBS Insurance Agency of Wyoming, Inc.                   Wyoming             100.00           Insurance brokerage
               SBS Insurance Brokerage Agency of Arkansas, Inc.        Arkansas            100.00           Insurance brokerage
               SBS Insurance Brokers of Kentucky, Inc.                 Kentucky            100.00           Insurance brokerage
               SBS Insurance Brokers of New Hampshire, Inc.            New Hampshire       100.00           Insurance brokerage
               SBS Insurance Brokers of North Dakota, Inc.             North Dakota        100.00           Insurance brokerage
               SBS Life Insurance Agency of Puerto Rico, Inc.          Puerto Rico         100.00           Insurance brokerage
               SLB Insurance Agency of Maryland, Inc.                  Maryland            100.00           Insurance brokerage
               Smith Barney Life Agency Inc.                           Louisiana           100.00           Insurance brokerage
          Smith Barney (Hong Kong) Limited                             Hong Kong           100.00           Broker dealer
          Smith Barney (Netherlands) Inc.                              Delaware            100.00           Broker dealer
          Smith Barney International Incorporated                      Oregon              100.00           Broker dealer
               Smith Barney (Singapore) Pte Ltd                        Singapore           100.00           Commodities
               Smith Barney Pacific Holdings, Inc.                     British Virgin
                                                                       Islands             100.00           Holding company
                    Smith Barney (Asia) Limited                        Hong Kong           100.00           Broker dealer

                                                                                         % of Voting
                                                                                          Securities
                                                                                        Owned Directly
                                                                       State of        or Indirectly by
                                                                      Organization     The Travelers Inc.   Principal Business
                                                                      ------------     ------------------   ------------------
                    Smith Barney (Pacific) Limited                     Hong Kong           100.00           Commodities dealer
               Smith Barney Securities Pte Ltd                         Singapore           100.00           Securities brokerage
          Smith Barney Puerto Rico Inc.                                Puerto Rico         100.00           Broker dealer
          The Robinson-Humphrey Company, Inc.                          Delaware            100.00           Broker dealer
     Smith Barney Mortgage Brokers Inc.                                Delaware            100.00           Mortgage brokerage
     Smith Barney Mortgage Capital Corp.                               Delaware            100.00           Mortgage-backed
                                                                                                            securities
     Smith Barney Mortgage Capital Group, Inc.                         Delaware            100.00           Mortgage trading
     Smith Barney Mutual Funds Management Inc.                         Delaware            100.00           Investment management
          Smith Barney Asset Management Co., Ltd.                      Japan               100.00           Investment advisor
          Smith Barney Strategy Advisers Inc.                          Delaware            100.00           Investment management
               E.C. Tactical Management S.A.                           Luxembourg          100.00           Investment management
          Travelers Group Investment Management, LLC                   Delaware             50.00           Investment advisor
     Smith Barney Offshore, Inc.                                       Delaware            100.00           Decathlon Fund advisor
          Decathlon Offshore Limited                                   Cayman Islands      100.00           Commodity fund
     Smith Barney Securities Investment Consulting Co. Ltd.            Taiwan               99.00           Investment analysis
     Smith Barney Shearson (Chile) Corredora de Seguro Limitada        Chile               100.00           Insurance brokerage
     Structured Mortgage Securities Corporation                        Delaware            100.00           Mortgage-backed
                                                                                                            securities
     The Travelers Investment Management Company                       Connecticut         100.00           Investment advisor
Smith Barney Private Trust Company                                     New York            100.00           Trust company.
Smith Barney Private Trust Company of Florida                          Florida             100.00           Trust company
Tinmet Corporation                                                     Delaware            100.00           Inactive
Travelers Group Diversified Distribution Services, Inc.                Delaware            100.00           Alternative marketing
     Travelers Group Exchange, Inc.                                    Delaware            100.00           Insurance agency
Travelers Services Inc.                                                Delaware            100.00           Holding company
Tribeca Management Inc.                                                Delaware            100.00           Management services
TRV Employees Investments, Inc.                                        Delaware            100.00           Investments
TRV/RCM Corp.                                                          Delaware            100.00           Inactive
TRV/RCM LP Corp.                                                       Delaware            100.00           Inactive

Item 27.  Number of Contract Owners

As of March 1, 1997, there were no contract owners of variable annuity contracts funded through the Registrant



Item 28.  Indemnification

Section 33-320a of the Connecticut General Statutes ("C.G.S.") regarding indemnification of directors and officers of Connecticut corporations provides in general that Connecticut corporations shall indemnify their officers, directors and certain other defined individuals against judgments, fines, penalties, amounts paid in settlement and reasonable expenses actually incurred in connection with proceedings against the corporation. The corporation's obligation to provide such indemnification generally does not apply unless (1) the individual is successful on the merits in the defense of any such proceeding; or (2) a determination is made (by persons specified in the statute) that the individual acted in good faith and in the best interests of the corporation; or (3) the court, upon application by the individual, determines in view of all of the circumstances that such person is fairly and reasonably entitled to be indemnified, and then for such amount as the court shall determine. With respect to proceedings brought by or in the right of the corporation, the statute provides that the corporation shall indemnify its officers, directors and certain other defined individuals, against reasonable expenses actually incurred by them in connection with such proceedings, subject to certain limitations.

C.G.S. Section 33-320a provides an exclusive remedy; a Connecticut corporation cannot indemnify a director or officer to an extent either greater or less than that authorized by the statute, e.g., pursuant to its certificate of incorporation, by-laws, or any separate contractual arrangement. However, the statute does specifically authorize a corporation to procure indemnification insurance to provide greater indemnification rights. The premiums for such insurance may be shared with the insured individuals on an agreed basis.

Travelers Group Inc. also provides liability insurance for its directors and officers and the directors and officers of its subsidiaries, including the Depositor. This insurance provides for coverage against loss from claims made against directors and officers in their capacity as such, including, subject to certain exceptions, liabilities under the Federal securities laws.

Rule 484 Undertaking

Insofar as indemnification for liability arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liability (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 29.  Principal Underwriter

(a)      Tower Square Securities, Inc.
         One Tower Square
         Hartford, CT 06183

       Tower Square Securities, Inc. also serves as the principal underwriter for:

         The Travelers Growth and Income Stock Account for Variable Annuities The Travelers Quality Bond Account for Variable Annuities
         The Travelers Money Market Account for Variable Annuities
         The Travelers Timed Growth and Income Stock Account for Variable
           Annuities
         The Travelers Timed Short-Term Bond Account for Variable Annuities The Travelers Timed Aggressive Stock Account for Variable Annuities The Travelers Timed Bond Account for Variable Annuities
         The Travelers Fund U for Variable Annuities
         The Travelers Fund VA for Variable Annuities
         The Travelers Fund BD for Variable Annuities
         The Travelers Fund BD II for Variable Annuities
         The Travelers Fund ABD II for Variable Annuities
         The Travelers Separate Account QP for Variable Annuities
         The Travelers Separate Account QP II for Variable Annuities
         The Travelers Fund UL for Variable Life Insurance
         The Travelers Fund UL II for Variable Life Insurance
         The Travelers Variable Life Insurance Separate Account One
         The Travelers Variable Life Insurance Separate Account Three
         The Travelers Variable Life Insurance Separate Account Two
         The Travelers Variable Life Insurance Separate Account Four


(b)      Name and Principal                            Positions and Offices
         Business Address *                            With Underwriter
         ------------------                            --------------------------------
         Russell H. Johnson                            Chairman of the Board, Chief Executive Officer,
                                                       President and Chief Operating Officer
         William F. Scully, III                        Member, Board of Directors,
                                                       Senior Vice President, Treasurer
                                                       and Chief Financial Officer
         Cynthia P. Macdonald                          Vice President, Chief Compliance Officer
                                                       and Assistant Secretary
         Joanne K. Russo                               Member, Board of Directors
                                                       Senior Vice President
         Kathleen A. McGah                             General Counsel and Secretary
         Jay S. Benet                                  Member, Board of Directors
         George C. Kokulis                             Member, Board of Directors
         Warren H. May                                 Member, Board of Directors
         Donald R. Munson, Jr.                         Senior Vice President
         Stuart L. Baritz                              Vice President
         Michael P. Kiley                              Vice President
         Whitney F. Burr                               Second Vice President
         Robin A. Jones                                Second Vice President
         Marlene M. Ibsen                              Second Vice President
         Tracey Kiff-Judson                            Second Vice President
         John F. Taylor                                Second Vice President
         John J. Williams, Jr.                         Director and Assistant Compliance Officer
         Susan M. Curcio                               Director and Operations Manager

      Name and Principal                            Positions and Offices
      Business Address *                            With Underwriter
      ------------------                            ----------------------
      Dennis D. D'Angelo                            Director
      Thomas P. Tooley                              Director
      Nancy S. Waldrop                              Assistant Treasurer

      *   Principal business address:  One Tower Square,
                                       Hartford, Connecticut  06183

(c)       Not Applicable.


Item 30.  Location of Accounts and Records

         The Travelers Insurance Company
         One Tower Square
         Hartford, Connecticut  06183

Item 31.  Management Services

Not applicable.


Item 32.  Undertakings

The undersigned Registrant hereby undertakes:

(a) To file a post-effective amendment to this registration statement as frequently as is necessary to ensure that the audited financial statements in the registration statement are never more than sixteen months old for so long as payments under the variable annuity contracts may be accepted;

(b) To include either (1) as part of any application to purchase a contract offered by the prospectus, a space that an applicant can check to request a Statement of Additional Information, or (2) a post card or similar written communication affixed to or included in the prospectus that the applicant can remove to send for a Statement of Additional Information; and

(c) To deliver any Statement of Additional Information and any financial statements required to be made available under this Form N-4 promptly upon written or oral request.


The Company hereby represents:

(a) That the aggregate charges under the Contracts of the Registrant described herein are reasonable in relation to the services rendered, the expenses expected to be incurred, and the risks assumed by the company.

                                   SIGNATURES


As required by the Investment Company Act of 1940, the Registrant has caused this amendment to this Registration Statement to be signed on its behalf, in the City of Hartford, State of Connecticut, on July 21, 1997.


                   THE TRAVELERS FUND ABD FOR VARIABLE ANNUITIES
                                     (Registrant)

                           THE TRAVELERS INSURANCE COMPANY
                                     (Depositor)

                                 By: *IAN R. STUART
                                     ---------------------------------
                                     Ian R. Stuart
                                     Director, Senior Vice President,
                                     Chief Financial Officer
                                     Chief Accounting Officer and Controller


As required by the Securities Act of 1933, this amendment to this Registration Statement has been signed below by the following persons in the capacities indicated on July 21, 1997.


*MICHAEL A. CARPENTER                  Chairman of the Board, President
---------------------------            and Chief Executive Officer
 (Michael A. Carpenter)

*JAY S. BENET                          Director
---------------------------
 (Jay S. Benet)

*GEORGE C. KOKULIS                     Director
---------------------------
 (George C. Kokulis

*ROBERT I. LIPP                        Director
---------------------------
 (Robert I. Lipp)

*KATHERINE M. SULLIVAN                 Director, Senior Vice President and
---------------------------            General Counsel
 (Katherine M. Sullivan)

*IAN R. STUART                         Director, Senior Vice President,
---------------------------            Chief Financial Officer, Chief Accounting
 (Ian R. Stuart)                       Officer and Controller

*MARC P. WEILL                         Director
---------------------------
 (Marc P. Weill)



*By:  Ernest J. Wright, Attorney-in-Fact

                                 EXHIBIT INDEX

Exhibit
No.            Description                                                                  Method of Filing
---------      -----------                                                                  ----------------
    1.         Resolution of The Travelers Insurance Company
               Board of Directors authorizing the establishment
               of the Registrant. (Incorporated herein by reference
               to Exhibit 1 to the Registration Statement on Form N-4, filed
               December 22, 1995.)

 3(a).         Form of Distribution and Management Agreement
                 among the Registrant, The Travelers Insurance
               Company and Tower Square Securities, Inc.
               (Incorporated herein by reference to Exhibit 3(a) to
               the Registration Statement on Form N-4, filed
               December 22, 1995.)

 3(b). Form of Selling Agreement. (Incorporated herein by reference to Exhibit 3(b) to the Post-Effective Amendment No. 3 to the Registration Statement on Form N-4, File No. 33-65343, filed April 28, 1997.)

    4. Form of Variable Annuity Contract(s). (Incorporated herein by reference to Exhibit 4 to the Registration Statement on Form
               N-4, filed June 17, 1996.)

 6(a). Charter of The Travelers Insurance Company, as amended on October 19, 1994. (Incorporated herein by reference to Exhibit 3(a)(i) to the Registration
               Statement on Form S-2, File No. 33-58677, filed via
               Edgar on April 18, 1995.)

 6(b). By-Laws of The Travelers Insurance Company, as amended on October 20, 1994. (Incorporated herein by reference to Exhibit 3(b)(i) to the Registration
               Statement on Form S-2, File No. 33-58677, filed via
               Edgar on April 18, 1995.)

    9. Opinion of Counsel as to the legality of securities being registered by Registrant. (Incorporated herein by reference to Exhibit 9 to the Post-Effective Amendment No. 3 to the
               Registration Statement on Form N-4, File No. 33-65343, filed
               April 28, 1997.)

   10.         Consent of KPMG Peat Marwick LLP, Independent Certified Public
               Accountants. (Incorporated herein by reference to Exhibit 10 to the Pre-Effective Amendment No. 1 to the Registration Statement on Form N-4, File No. 333-23311 filed on July 3, 1997.)


   13.         Schedule of computation for each performance. Standardized
               (Incorporated herein by reference to Exhibit 13 to the Pre-Effective
               Amendment No. 1 to the Registration Statement on Form N-4, File
               No. 333-23311 filed on July 3, 1997.)

   13.         Schedule of computation for each performance - Nonstandardized
               (Incorporated herein by reference to Exhibit 13 to Post-Effective Amendment No. 3 to the Registration Statement on
               Form N-4, File No. 33-65343, filed April 28, 1997.)

    15.         Powers of Attorney authorizing Jay S. Fishman or
                Ernest J. Wright as signatory for Robert I. Lipp,
                Michael A Carpenter, Charles O. Prince III,
                Marc P. Weill, Irwin R. Ettinger, Donald T. DeCarlo and Christine B. Mead. (Incorporated herein by reference to Exhibit 15 to the Registration Statement on Form N-4, filed December 22, 1995.)

  15(b). Powers of Attorney authorizing Ernest J. Wright and and Kathleen A. McGah as signatory for Michael A. Carpenter, Ian R. Stuart and Katherine M. Sullivan. (Incorporated herein by reference to Exhibit 15(b) to the Registration Statement on Form N-4 filed June 17, 1996.)

  15(c). Powers of Attorney authorizing Ernest J. Wright and and Kathleen A. McGah as signatory for Jay S. Benet and George C. Kokulis. (Incorporated herein by reference to Post-Effective Amendment No. 1 to the Registration Statement on Form N-4 filed August 15, 1997.)

  15(d).        Power of Attorney authorizing Ernest J. Wright and
                Kathleen A. McGah as signatory for Ian R. Stuart.
                (Incorporated herein by reference to Exhibit 15(d) to Post-Effective Amendment No. 2 to the Registration Statement on Form N-4 filed February 28, 1997.)

     27.        Financial Data Schedules.  (Incorporated herein by reference to
                Exhibit 27 to the Post-Effective Amendment No. 3 to the Registration Statement on Form N-4, File No. 33-65343, filed April 28, 1997.)